Exhibit 99.1

Travelport Worldwide Limited Reports Third Quarter 2014 Results

SOLID Q3 PERFORMANCE, DIVIDEND INITIATION AND POSITIVE FULL YEAR OUTLOOK

LANGLEY, U.K., November 6, 2014 — Travelport Worldwide (NYSE: TVPT) announced today its financial results for the quarter ended September 30, 2014.

Key Points

•	Solid Q3 performance and year-on-year growth continues – Net revenue up 3% and Adjusted EBITDA up 4%

•	Travel Commerce Platform continues to strengthen: launched enhanced agency desktop that fully integrates Travelport’s unique merchandising “Rich Content & Branding” solution

•	Beyond Air revenue increases by 14% year-on-year in Q3 driven by hospitality and payments

•	eNett momentum continues with Q3 year-on-year revenue growth of ~45%

•	Significantly strengthened balance sheet and Adjusted Free Cash Flow generative ability looking forward

•	Board of Directors declared $0.075 per share dividend for Q3; target annualized payout of $0.30 per share

•	Positive full year outlook; 2014 Adjusted EBITDA guidance of $538 million – $540 million

Gordon Wilson, President and CEO of Travelport, commented:

“Travelport’s third quarter performance demonstrated continued solid growth in both Net revenue and Adjusted EBITDA. We are particularly excited that within our Travel Commerce Platform, Beyond Air revenue is showing acceleration driven in particular by hotel distribution and our eNett payments business, and that our airline merchandising capabilities have been enhanced through the launch of the latest iteration of our Smartpoint point of sale product. This ground breaking technology is a first for the industry and has made real the ability for the 76 carriers who have so far signed up for our Rich Content and Branding capabilities to be able to display and sell their full range of products and services to both corporate and leisure travellers who book through travel agencies, in a manner similar to the way in which these airlines sell through their direct channels. This all bodes well for the future, and we remain committed to investing in our platform, continuing to develop leadership positions and delivering sustainable, long-term growth in order to provide attractive long-term returns to our shareholders.”

Summary

	Three months ended 9/30			Nine months ended 9/30 (YTD)
(in $ millions, except per share amounts)	Q3 2014	Q3 2013	Better / (Worse)	YTD 2014	YTD 2013	Better / (Worse)
Net revenue	529	511	3%	1,652	1,596	3%
Operating income	21	57	(63)%	156	182	(14)%
Net income/(loss)	155	(27)	*	133	(154)	*
Earnings/(loss) per share – diluted	$1.71	$(0.45)	*	$1.70	$(3.87)	*

Adjusted EBITDA	133	128	4%	430	408	5%
Adjusted Net Loss	(3)	(8)	63%	(9)	(23)	60%
Adjusted Loss per Share – diluted	$(0.03)	$(0.12)	75%	$(0.12)	$(0.55)	79%

Net cash (used in)/provided by operating activities	(53)	55	*	(11)	67	*
Adjusted Free Cash Flow	(62)	24	*	(80)	22	*
Dividend per share	$0.075	—	*	$0.075	—	*

*	Not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Net Loss, Adjusted Loss per Share, Adjusted Free Cash Flow, Capital Expenditures, Net Debt, Trading Working Capital and Unlevered Adjusted Free Cash Flow. Please refer to pages 10 to 12 of this document for additional information, including reconciliations of such non-GAAP financial measures. We have not reconciled Adjusted EBITDA guidance to net income guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, litigation and related costs, etc., as certain of these items are out of our control and/or cannot be reasonably predicted.

Discussion of Results for the Third Quarter 2014

Net Revenue and Adjusted EBITDA

Net revenue increased by $18 million, or 3%, to $529 million, due to an $18 million, or 4%, increase in Travel Commerce Platform revenue. Our International Travel Commerce Platform revenue increased $13 million, or 4%, due to a 2% increase in RevPas to $6.99 and a 2% increase in Reported Segments. Travel Commerce Platform revenue in the United States increased $5 million, or 4%, primarily due to a 3% increase in Reported Segments. Overall, there was a 1% increase in Travel Commerce Platform RevPas to $5.67 and a 2% increase in Reported Segments to 88 million.

The Travel Commerce Platform revenue increase of $18 million includes a $15 million increase in Beyond Air revenue and a $3 million increase in Air revenue.

Adjusted EBITDA increased $5 million, or 4%, to $133 million.

Operating Income

Operating income declined $36 million, or 63%, to $21 million driven by an increase in Adjusted EBITDA of $5 million that was offset by incremental non-core corporate costs of $31 million (including $22 million of additional equity-based compensation) and $7 million higher depreciation and amortization charges.

Net Income

Net income increased $182 million to $155 million as a result of changes in operating income and a gain of $304 million realized on the sale of our 39 million shares of Orbitz Worldwide, Inc. that was partially offset by a $94 million loss on early extinguishment of debt.

Adjusted Net Loss

Adjusted Net Loss, which excludes the gain on sale of Orbitz Worldwide shares, the loss on the early extinguishment of debt and equity-based compensation, improved by $5 million, or 63%. This increase reflects the growth in Adjusted EBITDA and lower interest expense, partially offset by higher depreciation and income tax expense.

Net Cash (Used in) Provided by Operating Activities

Net Cash (Used in) Provided by Operating Activities decreased $108 million from 2013, primarily as a result of $72 million of incremental interest payments and $23 million of non-operational items. The increase in interest payments is due to the timing of interest payments related to the debt refinancing completed in September 2014.

Adjusted Free Cash Flow

Adjusted Free Cash Flow, which excludes payments for non-operational items, decreased by $86 million, primarily as a result of a $72 million increase in interest payments due to the timing of interest payments related to the debt refinancing completed in September 2014.

Net Debt

Net Debt decreased from $3,340 million at December 31, 2013 to $2,269 million at September 30, 2014, and is comprised of $2,444 million in debt less $175 million in cash, cash equivalents and cash held as collateral.

Travelport completed year-to-date deleveraging transactions amounting to $1,382 million, resulting from $571 million of debt for equity exchanges, the use of proceeds from the sale of substantially all of our shares in Orbitz Worldwide of $366 million, and the use of net proceeds raised through our initial public offering of $445 million.

Highlights

•	Continued benefits of Travelport’s significant and balanced global footprint

•	Our International revenue (i.e. outside of the United States) grew 4% to $338 million in Q3 (YTD: up 5% to $1,064 million) and represented 67% of Travel Commerce Platform revenue (YTD: 68%), with Asia Pacific revenue up 9% in Q3.

•	Our revenue from the United States grew 4% to $163 million in Q3 (YTD: up 1% to $497 million) driven by growth in international carrier bookings made in the United States, together with growth in hotel and car reservations, notwithstanding reductions in US domestic airline capacity.

•	Beyond Air continues to drive growth of Travel Commerce Platform

•	Beyond Air revenue up 14% in Q3 to $111 million (YTD: up 12% to $316 million), driven by accelerating growth in hospitality and payments.

•	Beyond Air revenue represented 22% of Travel Commerce Platform revenue in Q3 2014 versus 20% in Q3 2013.

Hospitality

•	TripAdvisor is powering its new Instant Booking feature through its mobile app and website with Travelport.

•	The corporate travel brand of Expedia, Egencia, switched onto the broader hotel content we now offer through our Universal Application Programming Interface (uAPI).

•	The corporate hotel booking system, Hotelzon, which we acquired in May 2014, expanded into France and Poland from its base in the Nordics. The business launched an enhanced version of its user interface, Hotelzon Online, in October and expanded the distribution of its content through the existing Travelport hotel booking system.

•	The largest and fastest growing hotel chain in the UK, Premier Inn (part of the Whitbread Group), is now implemented and bookable by Travelport’s global travel agency and corporate customers for their 670 properties.

Payments

•	With eNett, our majority-owned (73%) subsidiary, we continue to redefine how travel agencies pay travel providers, largely moving payments from cash and other older B2B payment methods to eNett’s Virtual Account Number (“VAN”) capabilities.

•	eNett VANs are innovative payment solutions that automatically generate unique MasterCard numbers used to process payments globally, addressing the issues of risk, costs of reconciliation and offering a range of other financial and efficiency benefits to our customers.

•	eNett’s momentum continued during the period, with Q3 net revenue year-on-year growth of approximately 45%.

•	Significant new VAN customer signings during the period included the Flight Centre Travel Group, which for their financial year ended June 30, 2014 generated travel sales (total transaction value) in excess of A$16 billion from over 2,500 selling locations. Flight Centre is already a major customer of the Travel Commerce Platform.

•	Additionally during the period, eNett entered into a landmark agreement with Cornerstone Information Services to expand its capabilities into the corporate travel space facilitating a partnership to develop an innovative direct hotel billing payment solution for Travel Management Companies (“TMCs”).

•	Continued airline content leadership

•	Air revenue up 1% in Q3 to $390 million (YTD: up 2% to $1,245 million).

•	We continue to attract additional Low Cost Carriers (“LCCs”) to our platform, adding the leading LCC in Turkey, Pegasus Airlines, as well as three further leading LCCs in Asia – AirAsia India, Jeju Air (South Korea) and Malindo Air (Malaysia).

•	In October 2014, the latest version of our merchandising travel agency desktop solution, Smartpoint, was launched. This includes Rich Content & Branding, which enables our airline customers to fully display their products to travel agencies including optional or ancillary products available for sale, and providing the ability to see “the next product up” to encourage more upselling.

•	76 airlines have now selected to upgrade to Travelport’s Rich Content & Branding capability, including our first African airline customer, South African Airways, our first Russian customer, Aeroflot, and our first Indian customer, Air India. These carriers join existing clients such as Delta Air Lines, British Airways, easyJet, Avianca (Colombia), Silk Air (Singapore) and Germanwings already live with these enhanced facilities, which will enable them to enhance their sales and revenue per seat through our platform.

•	Significant deals signed in corporate and online leisure travel

•	During Q3 2014, we announced new multi-year contracts for the use of our Travel Commerce Platform with a number of the largest global corporate TMCs, including:

•	Carlson Wagonlit, headquartered in Paris (US$26.9 billion in sales for their financial year ended December 31, 2013; service provision in over 150 countries); and

•	BCD Travel headquartered in Utrecht in the Netherlands (US$22.4 billion in sales for their financial year ended June 30, 2013; service provision in over 100 countries).

•	Travelport continued to deploy its services with the leading Latin American online travel agency, Despagar, commencing operations in two countries in the region with more expected to follow during the remainder of 2014 and early 2015.

•	Initial public offering

•	On September 30, 2014, Travelport successfully completed an initial public offering of 30,000,000 common shares at a price of $16 per share, raising $445 million of net proceeds. The net proceeds from the offering were substantially used to reduce our outstanding indebtedness and certain other liabilities.

•	Strengthened capital structure

•	Net Debt has decreased by over $1 billion since December 31, 2013 to just under $2.3 billion at September 30, 2014, with our corresponding Net Leverage Ratio improving from 6.5 times at December 31, 2013 to 4.2 times at September 30, 2014.

•	We consummated a comprehensive debt refinancing on September 2, 2014, which, after our IPO, leaves Travelport with a much more simplified debt structure with no term loan maturities until 2021.

•	Strengthened free cash flow generative ability and continued investment in the Travel Commerce Platform

•	The combined impact of the reduction in our debt, together with the refinancing programme, will significantly reduce interest payments going forward and, therefore, enhance Travelport’s ability to generate free cash flow.

•	Capital Expenditures in Q3 2014 consisted of $29 million of property & equipment additions (YTD: $83 million) and $8 million of capital lease payments (YTD: $23 million), and in total represented 7.0% of total Net revenue (YTD: 6.4%).

Positive outlook for Q4 and Full Year 2014

The fourth quarter has started positively and in line with our expectations, and conversions of recent customer wins remain on track. Guidance for full year 2014 Adjusted EBITDA is $538 million – $540 million.

Dividend

On November 4, 2014, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for Q3 of 2014, with a targeted payout of $0.30 per share on an annualized basis. The dividend will be payable on December 18, 2014 to shareholders of record on December 4, 2014.

Board of Directors

We have strengthened our Board through the appointment of three new independent Directors:

•	Elizabeth Buse, former Executive Vice President of Visa Inc. and currently Co-CEO and member of the Board of Directors of Monitise PLC;

•	Michael Durham, former President and Chief Executive Officer of Sabre Group Holdings and currently a member of the Board of Directors of Hertz Global Holdings; and

•	Douglas Hacker, former Executive Vice President, Strategy of UAL Corporation and current member of the Board of Directors of Aircastle Ltd.

With the appointments, Travelport’s Board of Directors now consists of eight members, all of whom, with the exception of the President and CEO, Gordon Wilson, are independent Directors.

Gavin Baiera, Scott McCarty and Gregory Blank, the representatives of Angelo, Gordon & Co, L.P., Q Investments, and The Blackstone Group, respectively, continue as independent Directors.

After the IPO, Angelo, Gordon & Co, L.P. owned approximately 13% of our outstanding common shares, Q Investments owned approximately 8%, and The Blackstone Group owned approximately 7%.

Conference Call

The Company’s third quarter 2014 earnings conference call will be held later today (on November 6, 2014) beginning at 9.00 a.m. (EST). A live audiocast of the presentation and accompanying slides will be available via the Investors section of Travelport’s website at http://ir.travelport.com. Please visit the site or follow this link to pre-register.

A replay of the audiocast will be made available on the Investors section of Travelport’s website shortly after the end of the investor call.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. With a presence in over 170 countries, approximately 3,400 employees and 2013 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company recently completed its initial public offering on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on provider capacity and inventory resulting from consolidation of the airline industry; the impact that our outstanding indebtedness may have on the way we operate our business; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as eNett, in which we own a majority interest. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ millions, except share data)	Three Months Ended September 30, 2014	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Net revenue	$529	$511	$1,652	$1,596

Costs and expenses
Cost of revenue	320	313	1,010	972
Selling, general and administrative	130	90	315	290
Depreciation and amortization	58	51	171	152

Total costs and expenses	508	454	1,496	1,414

Operating income	21	57	156	182
Interest expense, net	(67)	(83)	(237)	(271)
Loss on early extinguishment of debt	(94)	—	(108)	(49)
Gain on sale of shares of Orbitz Worldwide	304	—	356	—

Income (loss) before income taxes and share of earnings (losses) in equity method investments	164	(26)	167	(138)
Provision for income taxes	(11)	(7)	(33)	(24)
Share of earnings (losses) in equity method investments	2	6	(1)	8

Net income (loss)	155	(27)	133	(154)
Net income attributable to non-controlling interest in subsidiaries	(1)	—	(4)	(2)

Net income (loss) attributable to the Company	$154	$(27)	$129	$(156)

Income (loss) per share – Basic:
Income (loss) per share	$1.75	$(0.45)	$1.75	$(3.87)

Weighted average common shares outstanding	88,254,078	60,513,727	73,701,371	40,366,596

Income (loss) per share – Diluted:
Income (loss) per share	$1.71	$(0.45)	$1.70	$(3.87)

Weighted average common shares outstanding	90,464,651	60,513,727	76,073,381	40,366,596

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ millions)	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$125	$154
Accounts receivable (net of allowances for doubtful accounts of $13 and $13)	227	177
Deferred income taxes	1	1
Other current assets	107	134

Total current assets	460	466
Property and equipment, net	413	428
Goodwill	1,000	986
Trademarks and tradenames	314	314
Other intangible assets, net	641	671
Cash held as collateral	50	79
Deferred income tax	4	5
Other non-current assets	110	139

Total assets	$2,992	$3,088

Liabilities and equity
Current liabilities:
Accounts payable	$61	$72
Accrued expenses and other current liabilities	486	540
Deferred income taxes	24	24
Current portion of long-term debt	50	45

Total current liabilities	621	681
Long-term debt	2,394	3,528
Deferred income taxes	27	18
Other non-current liabilities	160	172

Total liabilities	3,202	4,399

Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 121,403,951 and 60,882,046 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively)	—	—
Additional paid in capital	2,711	1,736
Accumulated deficit	(2,855)	(2,984)
Accumulated other comprehensive loss	(84)	(82)

Total shareholders’ equity (deficit)	(228)	(1,330)
Equity attributable to non-controlling interest in subsidiaries	18	19

Total equity (deficit)	(210)	(1,311)

Total liabilities and equity	$2,992	$3,088

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ millions)	Nine Months Ended September 30, 2014	Nine Months Ended September 30, 2013
Operating activities
Net income (loss)	$133	$(154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	171	152
Amortization of customer loyalty payments	56	45
Gain on sale of shares of Orbitz Worldwide	(356)	—
Amortization of debt finance costs	8	19
Accrual of repayment fee and amortization of debt discount	7	4
Loss on early extinguishment of debt	108	49
Payment-in-kind interest	17	32
Share of losses (earnings) in equity method investments	1	(8)
Equity-based compensation	30	4
Deferred income taxes	9	3
Loss on foreign exchange derivative instruments	10	(2)
Pension liability contribution	(5)	—
Customer loyalty payments	(66)	(60)
Changes in assets and liabilities:
Accounts receivable	(51)	(64)
Other current assets	(1)	(18)
Accounts payable, accrued expenses and other current liabilities	(88)	48
Other	6	17

Net cash (used in) provided by operating activities	(11)	67

Investing activities
Property and equipment additions	(83)	(76)
Proceeds from sale of shares of Orbitz Worldwide	366	—
Business acquired, net of cash	(10)	—
Purchase of equity method investment	(10)	—
Other	—	(6)

Net cash provided by (used in) investing activities	263	(82)

Financing activities
Net Proceeds from issuance of common shares in initial public offering	445	—
Proceeds from term loans	2,345	2,169
Proceeds from bridge loans	425	—
Repayment of term loans under second lien senior secured credit agreement	(1,477)	(1,663)
Repayment of bridge loans	(425)	—
Repayment of term loans under second lien credit agreement	(863)	—
Repurchase/repayment of senior notes and senior subordinated notes	(588)	(413)
Proceeds from revolver borrowings	75	53
Repayment of revolver borrowings	(75)	(73)
Repayment of capital lease obligations	(23)	(14)
Release of cash provided as collateral	29	137
Payment related to early extinguishment of debt	(46)	—
Purchase of non-controlling interest in a subsidiary	(65)	—
Cash provided as collateral	—	(64)
Debt finance costs	(37)	(55)
Costs related to exchange of shares for payment-in-kind debt	—	(6)
Dividend to non-controlling interest shareholders	(2)	—
Tax withholding for equity awards	(5)	(1)
Payments on settlement of derivative instruments	3	(5)
Other	4	—

Net cash (used in) provided by financing activities	(280)	65

Effect of changes in exchange rate on cash and cash equivalents	(1)	—
Net (decrease) increase in cash and cash equivalents	(29)	50
Cash and cash equivalents at beginning of period	154	110

Cash and cash equivalents at end of period	$125	$160

Supplementary disclosures of cash flow information
Interest payments	263	186
Income tax payments, net	19	20
Non-cash exchange of debt for equity	571	473
Non-cash capital lease additions	14	10
Exchange of senior notes due 2014 and 2016 for new senior notes due 2016	—	591
Exchange of second priority secured notes for Tranche 2 Loans	—	229
Exchange of payment-in-kind debt for subordinated debt	—	25

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(in $ millions and unaudited)

Reconciliation of net income (loss) to Adjusted Net Loss and Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$155	$(27)	$133	$(154)
Adjustments:
Amortization of intangible assets	19	21	58	61
Loss on early extinguishment of debt	94	—	108	49
Share of (earnings) losses in equity method investments	(2)	(6)	1	(8)
Gain on sale of shares in Orbitz Worldwide	(304)	—	(356)	—
Equity-based compensation and related taxes	24	2	33	4
Corporate and restructuring costs	4	—	10	4
Litigation and related costs	—	—	—	12
Other – non cash	7	2	4	9

Adjusted Net Loss	(3)	(8)	(9)	(23)
Adjustments:
Depreciation and amortization of property and equipment	39	30	113	91
Amortization of customer loyalty payments	19	16	56	45
Interest expense, net	67	83	237	271
Provision for income taxes	11	7	33	24

Adjusted EBITDA	$133	$128	$430	$408

Reconciliation of Adjusted EBITDA to Net Cash (Used in) Provided by Operating Activities and Unlevered Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted EBITDA	$133	$128	$430	$408
Less:
Interest payments	(113)	(41)	(263)	(186)
Tax payments	(6)	(7)	(19)	(20)
Customer loyalty payments	(21)	(24)	(66)	(60)
Changes in Trading Working Capital	(20)	(1)	(34)	(18)
Changes in accounts payable and employee related	13	20	(19)	(5)
Pension liability contribution	(2)	—	(5)	—
Changes in other assets and liabilities	(9)	(15)	2	(7)
Other adjusting items (*)	(28)	(5)	(37)	(45)

Net cash (used in) provided by operating activities	(53)	55	(11)	67
Add: other adjusting items (*)	28	5	37	45
Less: capital expenditures on property and equipment additions	(29)	(30)	(83)	(76)
Less: repayment of capital lease obligations	(8)	(6)	(23)	(14)

Adjusted Free Cash Flow	(62)	24	(80)	22
Add: interest payments	113	41	263	186

Unlevered Adjusted Free Cash Flow	$51	$65	$183	$208

(*)	Other adjusting items relate to payments for costs included within operating income, but excluded from Adjusted EBITDA. These include (i) $26 million of payments relating to the sponsor monitoring fee for the nine months ended September 30, 2014 (ii) $11 million and $22 million of corporate costs payments during the nine months ended September 30, 2014 and 2013, respectively, and (iii) $23 million of legal and related costs payments for the nine months ended September 30, 2013.

TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS AND DEFINITIONS

(unaudited)

Net revenue is comprised of:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Air	$390	$387	1	$1,245	$1,225	2
Beyond Air	111	96	14	316	282	12

Travel Commerce Platform	501	483	4	1,561	1,507	4
Technology Services	28	28	(2)	91	89	1

Net Revenue	$529	$511	3	$1,652	$1,596	3

The table below sets forth Travel Commerce Platform revenue by region:
	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Asia Pacific	$103	$94	9	$304	$284	7
Europe	143	140	2	476	454	5
Latin America and Canada	23	22	3	68	66	2
Middle East and Africa	69	69	—	216	213	1

International	338	325	4	1,064	1,017	5
United States	163	158	4	497	490	1

Travel Commerce Platform	$501	$483	4	$1,561	$1,507	4

The table below sets forth Travel Commerce Platform segments by region and global RevPas:
	Segments (in millions)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Asia Pacific	14	14	5	44	43	2
Europe	20	19	—	67	65	2
Latin America and Canada	4	4	8	12	11	3
Middle East and Africa	10	10	(1)	30	30	—

International	48	47	2	153	149	2
United States	40	39	3	122	121	1

Travel Commerce Platform Reported Segments	88	86	2	275	270	2
International RevPas	$6.99	$6.86	2	$6.96	$6.78	3
United States RevPas	$4.08	$4.06	—	$4.07	$4.06	—

Travel Commerce Platform RevPas	$5.67	$5.60	1	$5.68	$5.57	2

Other Metrics
	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions except percentages)	2014	2013	% Change	2014	2013	% Change
Transaction value processed on the Travel Commerce Platform	$22,791	$21,748	5	$69,362	$67,228	3
Airline tickets sold	30	30	2	94	93	2
Percent of Air segment revenue from away bookings	61	61	—	63	62	—
Hotel room nights sold	16	16	2	47	46	3
Car rental days sold	23	21	12	64	58	11
Hospitality segments per 100 airline tickets issued	45	42	7	42	40	5
Capital Expenditures	37	36	3	106	90	18
Adjusted EBITDA less Capital Expenditures	96	92	4	324	318	2

TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS AND DEFINITIONS

(unaudited)

Definitions:

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest, and income taxes.

Adjusted Earnings (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as foreign currency gains (losses) on euro denominated debt, and earnings hedges along with any income tax related to these exclusions.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct capital expenditures on property and equipment additions including capital lease repayments.

Capital Expenditure is defined as cash paid for property and equipment plus the repayment of capital lease obligations.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents, and cash held as collateral.

Net Leverage Ratio is defined as Net Debt as of the reporting date divided by last twelve months of Adjusted EBITDA

Reported Segments means travel provider revenue generating units (net of cancellations) sold by our travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Unlevered Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of interest payments and cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct capital expenditures on property and equipment additions including capital lease repayments.